Core-Mark Announces Second Quarter 2017 Financial Results

•	Second Quarter Sales of $3.8 Billion, a 3.1% Increase

•	Total Non-Cigarette Sales Increased 7.4%

•	Diluted EPS was $0.15, or $0.21 Excluding LIFO Expense (Non-GAAP) (1)

•	Guidance for 2017 Revised

•	Announced $0.09 Dividend Payable September 15, 2017

SOUTH SAN FRANCISCO, California - August 8, 2017 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2017.

“Core-Mark was able to generate modest sales growth in a weaker-than-expected second quarter retail sales environment, but our overall performance fell short of our standards,” said Tom Perkins, President and Chief Executive Officer. “Our focus is on improving operational execution and leveraging our operating costs as we grow Core-Mark, as well as, continuing to execute on our core growth strategies where we are making good progress. The challenges of managing through a soft convenience industry sales environment and our operating efficiency initiatives are reflected in our revised outlook for 2017. We remain confident in our long-term growth thesis and believe we are positioning Core-Mark for enhanced performance and value creation in the years to come.”

Second Quarter Results

Net sales increased 3.1% to $3.8 billion for the second quarter of 2017 compared to $3.7 billion for the same period in 2016. Non-cigarette sales increased 7.4% while cigarette sales increased 1.3%. Non-cigarette sales increased due primarily to net market share gains, including our June 2016 acquisition of Pine State Convenience (Pine State), the addition of 7-Eleven Inc. (7-Eleven) and Wal-Mart Stores, Inc. (Walmart), and incremental food/non-food sales to existing customers. Candy sales grew 25.0%, driven primarily by sales to Walmart, which the Company began servicing in May 2017. Sales of our Fresh category grew 5.5% relative to the comparable period. Cigarette sales benefited from increases in cigarette manufacturers' prices and increases in cigarette excise taxes in certain jurisdictions, offset by a decline in carton sales to existing customers. In addition, both cigarette and non-cigarette sales were impacted by a soft convenience industry sales environment and the expiration of distribution agreements with Circle-K, a brand of Alimentation Couche-Tard, Inc., and with Kroger Convenience in 2017.

Gross profit decreased 1.0% to $186.1 million for the second quarter of 2017 compared to $187.9 million for the same period in 2016. The periods were impacted by a $6.1 million net reduction this year in cigarette inventory holding gains, due to the timing of manufacturer price increases. Remaining gross profit, a non-GAAP financial measure, increased 2.6% to $188.6 million from $183.8 million. The increase in remaining gross profit for the three months ended June 30, 2017, was driven primarily by net market share gains, including the acquisition of Pine State and an increase in sales to existing customers.

__________________________________________
Note (1): See the reconciliation of Diluted Earnings Per Share ("Diluted EPS") to Diluted EPS excluding LIFO Expense in "Supplemental Schedule for Items Impacting Diluted EPS."

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2017		2016
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$186.1	4.9%	$187.9	5.1%	(1.0)%
Cigarette inventory holding gains	(0.9)	—%	(7.0)	(0.2)%
Other tobacco products (OTP) tax items	(1.2)	—%	—	—%
LIFO expense	4.6	0.1%	2.9	0.1%
Remaining gross profit (Non-GAAP)	$188.6	5.0%	$183.8	5.0%	2.6%

The Company’s operating expenses for the second quarter of 2017 were $174.0 million compared to $160.2 million for the same period in 2016. The increase in operating expenses was due primarily to the addition of Pine State and costs related to the servicing of 7-Eleven, which were higher than expected. These increases were partially offset by cost reductions related to the expiration of certain distribution agreements in 2017. Operating expenses as a percentage of net sales were 4.6% for the second quarter of 2017 compared to 4.3% for the second quarter of 2016.

Net income was $6.9 million for the second quarter of 2017 compared to $16.3 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, was $30.1 million for the second quarter of 2017 compared to $42.5 million for the second quarter of 2016.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2017	2016	% Change

Net income	$6.9	$16.3	(57.7%)
Interest expense, net (1)	2.0	1.0
Provision for income taxes	4.3	10.1
Depreciation & amortization	12.2	10.2
LIFO expense	4.6	2.9
Stock-based compensation expense	1.2	1.7
Foreign currency transaction (gains) loss, net	(1.1)	0.3
Adjusted EBITDA (Non-GAAP)	$30.1	$42.5	(29.2%)
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS were $0.15 for the second quarter of 2017 compared to $0.35 for the second quarter of 2016. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, were $0.21 for the second quarter of 2017 compared to $0.39 for the second quarter of 2016. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense, as well as the Diluted EPS impact of several other items.

First Six Months of 2017

Net sales increased 9.0% to $7.3 billion for the first six months of 2017 compared to $6.7 billion for the same period in 2016. Non-cigarette sales increased 10.2%, while cigarette sales increased 8.6%. Non-cigarette sales increased due primarily to market share gains, including our June 2016 acquisition of Pine State and the addition of 7-Eleven and Walmart, as well as incremental food/non-food sales to existing customers. Cigarette sales benefited from increases in manufacturers’ prices and cigarette excise taxes in certain jurisdictions, offset by a decline in carton sales to existing customers. Both cigarette and non-cigarette sales were impacted by a soft convenience industry sales environment and the expiration of certain distribution agreements in 2017.

Gross profit increased 6.2% to $360.1 million for the first six months of 2017 compared to $339.0 million for the same period in 2016. Remaining gross profit, a non-GAAP financial measure, increased 6.8% to $360.2 million from $337.3 million. The increases in gross profit and remaining gross profit for the first six months of 2017 were driven primarily by net market share gains, including the acquisition of Pine State and an increase in sales to existing customers.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2017		2016
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$360.1	4.9%	$339.0	5.1%	6.2%
Cigarette inventory holding gains	(7.5)	(0.1)%	(8.0)	(0.1)%
OTP tax items	(1.2)	—%	—	—%
LIFO expense	8.8	0.1%	6.3	0.1%
Remaining gross profit (Non-GAAP)	$360.2	4.9%	$337.3	5.1%	6.8%

The Company’s operating expenses for the first six months of 2017 were $345.8 million compared to $302.1 million for the same period in 2016. The increase in operating expenses was due primarily to the addition of Pine State and costs related to the servicing of 7-Eleven. These increases were partially offset by operating cost reductions related to the expiration of certain distribution agreements in 2017. Operating expenses as a percentage of net sales were 4.7% for the first six months of 2017 compared to 4.5% for the first six months of 2016.

Net income was $9.0 million for first six months of 2017 compared to $22.0 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, was $49.7 million for the first six months of 2017 compared to $66.6 million for the same period in 2016.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2017	2016	% Change

Net income	$9.0	$22.0	(59.1%)
Interest expense, net (1)	3.9	1.7
Provision for income taxes	3.1	13.6
Depreciation & amortization	24.3	19.8
LIFO expense	8.8	6.3
Stock-based compensation expense	2.3	3.6
Foreign currency transaction gains, net	(1.7)	(0.4)
Adjusted EBITDA (Non-GAAP)	$49.7	$66.6	(25.4%)
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS were $0.20 for the first six months of 2017 compared to $0.47 for the same period in 2016. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, were $0.32 for the first six months of 2017 compared to $0.55 for the first six months of 2016. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense, as well as the Diluted EPS impact of several other items.

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.09 cash dividend per common share. The dividend is payable on September 15, 2017 to stockholders of record as of the close of business on August 29, 2017.

Guidance for 2017

Based on Core-Mark’s performance to date, our recent acquisition of Farner-Bocken Company and the current outlook for the remainder of fiscal 2017, the Company is revising its guidance for 2017 that was provided on March 1, 2017. For the fiscal year ending December 31, 2017, the Company estimates net sales in the range of approximately $15.6 billion to $15.8 billion, an increase of approximately 2-3% from previous guidance of $15.2 to $15.5 billion. The Company now expects EBITDA to be between $152 million and $159 million, compared to previous guidance of $166 million to $173 million. Diluted earnings per share are estimated to be between $0.96 to $1.03 and excluding LIFO to be $1.20 to $1.27 compared to previous guidance of $1.18 to $1.25 for diluted EPS, and $1.42 to $1.49 for diluted EPS excluding LIFO. Key assumptions remain unchanged and include $18 million of LIFO expense, a 37.5% tax rate and 46.5 million fully diluted shares outstanding. In addition, these projections include cigarette inventory holding gains, but do not include any other significant holding gains, nor any pension settlement expenses.
Capital expenditure estimates for 2017 are expected to be approximately $50 million, which will be utilized for expansion projects, including expenditures associated with our supply agreement with Walmart and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, August 8, 2017 at 9:00 a.m. Pacific time during which management will review the results of the second quarter of 2017. The call may be accessed by dialing 1-800-588-4973 using the code 45326672. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 46,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations, 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including remaining gross profit, Adjusted EBITDA, and Diluted EPS excluding LIFO expense. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Remaining gross profit is a measure we provide to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including the information under (“Guidance for 2017” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2017 net sales, Adjusted EBITDA, diluted EPS, diluted EPS excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual results to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, risks and costs associated with efforts to grow our business through expansion activities; our dependence on qualified labor, our senior management and other key personnel; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; increasing labor costs related to contract employees; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$25.8	$26.4
Restricted cash	15.3	15.3
Accounts receivable, net of allowance for doubtful accounts of $6.8 and $7.1 as of June 30, 2017 and December 31, 2016, respectively	413.2	365.9
Other receivables, net	90.1	106.5
Inventories, net	529.9	596.6
Deposits and prepayments	99.9	82.8
Total current assets (1)	1,174.2	1,193.5
Property and equipment, net	211.6	194.7
Goodwill	36.0	36.0
Other intangible assets, net	40.0	41.5
Other non-current assets, net (1)	24.1	26.5
Total assets (1)	$1,485.9	$1,492.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$185.6	$119.2
Book overdrafts	94.8	37.9
Cigarette and tobacco taxes payable	259.3	259.8
Accrued liabilities	121.4	131.8
Total current liabilities (1)	661.1	548.7
Long-term debt	231.5	347.7
Deferred income taxes (1)	26.0	25.3
Other long-term liabilities	11.4	11.5
Claims liabilities	25.9	26.8
Pension liabilities	2.4	2.4
Total liabilities (1)	958.3	962.4
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,393,471 and 52,227,511 shares issued; 46,318,918 and 46,152,958 shares outstanding at June 30, 2017 and December 31, 2016, respectively)	0.5	0.5
Additional paid-in capital	274.1	275.5
Treasury stock at cost (6,074,553 shares of common stock at June 30, 2017 and December 31, 2016)	(70.7)	(70.7)
Retained earnings	339.4	338.7
Accumulated other comprehensive loss	(15.7)	(14.2)
Total stockholders’ equity	527.6	529.8
Total liabilities and stockholders’ equity (1)	$1,485.9	$1,492.2

(1) The Company adopted ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, as of January 1, 2017. Certain amounts as of December 31, 2016 have been reclassified to reflect the effects of the adoption.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$3,800.7	$3,687.4	$7,304.9	$6,698.7
Cost of goods sold	3,614.6	3,499.5	6,944.8	6,359.7
Gross profit	186.1	187.9	360.1	339.0
Warehousing and distribution expenses	118.0	106.0	232.7	197.6
Selling, general and administrative expenses	54.2	53.0	109.5	102.4
Amortization of intangible assets	1.8	1.2	3.6	2.1
Total operating expenses	174.0	160.2	345.8	302.1
Income from operations	12.1	27.7	14.3	36.9
Interest expense	(2.0)	(1.0)	(4.0)	(1.8)
Interest income	—	—	0.1	0.1
Foreign currency transaction gains (loss), net	1.1	(0.3)	1.7	0.4
Income before income taxes	11.2	26.4	12.1	35.6
Provision for income taxes	(4.3)	(10.1)	(3.1)	(13.6)
Net income	$6.9	$16.3	$9.0	$22.0

Basic and diluted net income per common share (1)	$0.15	$0.35	$0.20	$0.47

Basic weighted-average shares	46.3	46.3	46.3	46.3

Diluted weighted-average shares	46.4	46.5	46.4	46.5

Dividends declared and paid per common share	$0.09	$0.08	$0.18	$0.16

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$9.0	$22.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory provisions	8.8	6.3
Amortization of debt issuance costs	0.4	0.2
Stock-based compensation expense	2.3	3.6
Bad debt expense, net	0.4	1.0
Depreciation and amortization	24.3	19.8
Foreign currency gains, net	(1.7)	(0.4)
Deferred income taxes	0.6	0.9
Changes in operating assets and liabilities:
Accounts receivable, net	(46.8)	(77.6)
Other receivables, net	16.6	(30.6)
Inventories, net	60.0	(42.2)
Deposits, prepayments and other non-current assets	(17.3)	(33.0)
Accounts payable	66.1	29.8
Cigarette and tobacco taxes payable	(1.8)	19.2
Pension, claims, accrued and other long-term liabilities	(12.9)	28.3
Excess tax deductions associated with stock-based compensation	—	(2.4)
Net cash provided by (used in) operating activities	108.0	(55.1)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(88.4)
Change in restricted cash	—	4.7
Additions to property and equipment, net	(30.8)	(22.8)
Capitalization of software and related development costs	(2.8)	(2.7)
Net cash used in investing activities	(33.6)	(109.2)
Cash flows from financing activities:
Borrowings under revolving credit facility	616.2	831.9
Repayments under revolving credit facility	(731.7)	(659.0)
Payments of financing costs	(1.8)	(1.3)
Payments on capital leases	(1.0)	(1.2)
Dividends paid	(8.4)	(7.5)
Repurchases of common stock	—	(3.5)
Tax withholdings related to net share settlements of restricted stock units	(3.6)	(5.2)
Excess tax deductions associated with stock-based compensation	—	2.4
Increase in book overdrafts	56.9	12.2
Net cash (used in) provided by financing activities	(73.4)	168.8
Effects of changes in foreign exchange rates	(1.6)	1.0
Change in cash and cash equivalents	(0.6)	5.5
Cash and cash equivalents, beginning of period	26.4	12.5
Cash and cash equivalents, end of period	$25.8	$18.0
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$10.3	$8.8
Interest	$3.1	$1.1
Non-cash capital lease obligations incurred	$0.6	$0.2
Unpaid property and equipment purchases included in accrued liabilities	$4.1	$1.5
(1) The Company adopted ASU 2016-09, Compensation - Stock Compensation: Topic 718: Improvements to Employee Share-Based Payment Accounting, as of January 1, 2017. As a result of the adoption, excess tax benefits are included in operating activities rather than in financing activities.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2017 (a)(b)	2016 (a)(b)	% Change	2017 (a)(b)	2016 (a)(b)	% Change
Net income	$6.9	$16.3	(57.7%)	$9.0	$22.0	(59.1%)
Diluted shares	46.4	46.5		46.4	46.5
Diluted EPS	$0.15	$0.35	(57.1%)	$0.20	$0.47	(57.4%)
LIFO expense	0.06	0.04		0.12	0.08
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.21	$0.39	(46.2%)	$0.32	$0.55	(41.8%)

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.01	$0.09		$0.10	$0.11
Business expansion and integration costs (2)	(0.03)	(0.01)		(0.05)	(0.04)
Legacy legal settlement (3)	—	—		—	0.03
Foreign exchange gains (4)	0.01	—		0.02	0.01
Net OTP tax items (5)	0.01	—		0.01	—
Tax Items (6)	—	—		0.03	—

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results. Diluted EPS and Diluted EPS excluding LIFO expense (Non-GAAP) are calculated based on unrounded actual amounts.
(b) The per share impacts of the above items were calculated using a tax rate of 38.8% for the three and six months ended June 30, 2017, versus 38.2% for the same periods in 2016.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.9 million and $7.5 million for the three and six months ended June 30, 2017, respectively, versus $7.0 and $8.0 million for the three and six months ended June 30, 2016.

(2) Business expansion and integration costs
During the three and six months ended June 30, 2017, the Company incurred approximately $2.4 million and $3.6 million, respectively, in identifiable business and integration expenses due primarily to the onboarding of Walmart and acquisition of Farner-Bocken Company. The Company had incurred approximately $0.8 million in business integration costs for three months ended June 30, 2016 and approximately $2.8 million for six months ended June 30, 2016 related to the acquisition of Pine State and onboarding of Murphy U.S.A.

(3) Legacy legal settlement
During the six months ended June 30, 2016, the Company recorded a gain of $2.0 million, net of legal costs, related to the settlement of a legal proceeding with Sonitrol Corporation.
(4) Foreign exchange gains
During the three and six months ended June 30, 2017, the Company recognized foreign exchange transaction gains of $1.1 and $1.7 million, respectively. The Company recognized foreign exchange transaction gains of $0.4 million for the six months ended
June 30, 2016.

(5) Net OTP tax items
During the three and six months ended June 30, 2017, the Company recognized other tobacco products tax items, net of fees, of $1.0 million related to prior years' taxes.
(6) Tax items
During the six months ended June 30, 2017, the Company recognized an income tax benefit of $1.5 million related to the excess tax benefit from share-based award payments under ASU 2016-09, which the Company adopted in the first quarter of 2017.